EXHIBIT 10.9

Sam Hall

January 23, 2018

Dear Sam,

It is my pleasure to extend to you our offer of employment with Grubhub Holdings Inc. (the “Company”). The purpose of this letter is to set forth the material terms of your employment.

Position: Your title will be Chief Product Officer and on your Start Date, you will report to Matt Maloney.

Start Date: Your start date is February 28, 2018 (“Start Date”). You will report to the Grubhub Holdings Inc. office located at 1065 Avenue of the Americas, 15th Floor, New York, NY, 10018. Your employment will continue until terminated by either you or the Company.

Duties: Your duties will be set forth in the job description to be provided by the Company prior to the Start Date. Your duties will be determined and may be modified from time to time by the Company. You will devote your full business time, attention and energies to the performance of your duties.

Compensation: Your annual salary will be $275,000 payable in accordance with the Company’s standard payroll practices for salaried employees and subject to all required and authorized withholdings. Your position is exempt, which means that you are not eligible to receive overtime pay. You will be eligible for annual salary increases based upon your performance and the performance of the Company. Any increase awarded will be made in the Company’s discretion and, if there is an increase in the year of the Start Date, it will be prorated based on your Start Date.

Equity Incentive Plan Restricted Stock Unit (RSU) Grant: You will be recommended to the Company’s Board of Directors to receive an RSU grant for Grubhub Inc. stock. The value of your grant recommended to the Board will be $2,000,000. This is under and subject to the terms of the incentive compensation plan in effect at the time of the applicable Board review. You will receive equity paperwork with the company vesting schedule within your first few months of employment, and no further action is required at this time.

Management Incentive Bonus (MIB) Target Plan: Provided you continue to be employed by the Company at the time bonuses are paid, you will be eligible to participate in the Company’s Management Incentive Bonus Plan for Fiscal Year 2018. Your target will be up to 50% of your annual base salary (“Target”). All Management Incentive Bonuses are based on the financial performance of the Company and your attainment of individually established non-financial objectives. Notwithstanding the foregoing, your bonus for 2018 will be payable as follows: 50% of the Target will be payable on the Start Date (the “Advance”); the remaining amount of your bonus will be payable when other executives are paid their MIBs (“Payout Date”). To the extent you are not employed by Grubhub on the Payout Date, you will reimburse Grubhub the Advance within thirty days of the Payout Date. For clarity but without limitation, on the Payout Date, you may not receive another 50% of the Target; instead, your remaining payout will be based on the overall bonus amount assigned to you by the Compensation Committee.

Policies: You agree to comply with all employee policies that the Company may put into effect from time to time and that are applicable to you and your role, including but not limited to the Company’s Employee

Handbook; (ii) the Code of Business Conduct and Ethics; and (iii) the Statement of Company Policy on Insider Trading and Disclosure.

Form I-9 Compliance: In order for the Company to comply with the Immigration Reform and Control Act, you must provide documentation confirming your identity and eligibility to work in the United States within three (3) business days of your first day of work with the Company. A copy of the Form I-9’s List of Acceptable Documents is enclosed with this letter. In addition, on or before your first day of work with the Company, you must complete Section 1 of the Form I-9.

Offer Contingency: This offer is contingent upon the results of your pre-employment background check, as well as your ability to provide timely and satisfactory documentary proof of your identity and eligibility to work in the United States, as described above.

Benefits: You will be eligible for all employment benefits, including paid time off, generally provided by the Company to its employees, subject to the terms and conditions of any relevant benefits plan documents, as well as the Company’s then-current policy regarding benefits provision, which may be changed by the Company from time to time. You will be eligible for benefits the first of the following month after your start date.

Protective Agreement: As a condition of your employment, you must enter into the Company’s Protective Agreement prior to the commencement of your employment. A copy of the Protective Agreement is enclosed. Prior to the commencement of your employment, you also must provide the Company with copies of any noncompetition, nonsolicitation, noninterference, confidentiality, nondisclosure, or work-for-hire agreements, or similar agreements, to which you are subject or may be bound.

At Will Status: Your employment with the Company is at-will. This means that either you or the Company can terminate your employment relationship at any time for any reason with or without cause and with or without notice, and neither this letter nor any other document will alter that at-will arrangement. Your at-will employment status can only be changed by a written document signed by the Company’s CEO which document expressly states that it is changing your at-will status.

Sincerely,

Matt Maloney

CEO

Please electronically sign and date below acknowledging you have read and agreed to the terms of this offer letter.

Signature:   /s/ Sam Hall                                                Date:   1/26/2018

Social Security Number:   [XXX-XX-XXXX]